Exhibit 99.1

Scott Sipprelle Joins MSCI Inc. Board of Directors

New York – February 5, 2008– MSCI Inc. (NYSE: MXB), a leading provider of investment decision support tools, including indices and portfolio risk and performance analytics, announced today that Scott Sipprelle has joined the MSCI Inc. Board of Directors effective February 5, 2008.  In addition, Mr. Sipprelle has joined the Audit Committee of the Board of Directors.

Mr. Sipprelle founded and served as General Partner and Chief Investment Officer of two different investment firms, Copper Arch Capital (2002-2007) and Midtown Research Group (co-founder, 1998-2002).  Both firms were value-oriented managers of stock portfolios, and each managed in excess of US $1 billion for a mix of institutional and private clients.  Mr. Sipprelle is currently a private investor.

Prior to moving to the buy-side of the investment business, Mr. Sipprelle had a thirteen-year career at Morgan Stanley (1985-1998), culminating as Head of US Equity Capital Markets.  In this capacity, he managed a group that advised and executed capital structure, strategic, and financing transactions for corporations.

“The addition of Scott Sipprelle to the MSCI Board of Directors demonstrates our commitment to having a strong Board with industry knowledge to help the MSCI management team serve the needs of its clients and increase shareholder value.  We are very pleased that Scott has agreed to join the MSCI Board of Directors,” said Henry Fernandez, Chairman and CEO of MSCI Inc.

About MSCI Inc.

MSCI Inc. is a leading provider of investment decision support tools to investment institutions worldwide.  MSCI Inc. products include indices and portfolio risk and performance analytics for use in managing equity, fixed income and multi-asset class portfolios.

The company’s flagship products are the MSCI International Equity Indices, which are estimated to have over US $3 trillion benchmarked to them, and the Barra risk models and portfolio analytics, which cover 56 equity and 46 fixed income markets.  MSCI Inc. is headquartered in New York, with research and commercial offices around the world.  Morgan Stanley, a global financial services firm, is the majority shareholder of MSCI Inc.   MXB#IR

For further information on MSCI Inc. or our products please visit www.mscibarra.com.

MSCI Inc. Contact:

Ken O’Keeffe, MSCI, New York	+ 1.212.804.1583

For media enquiries please contact:

Steve Bruce | Pen Pendleton | Ann Taylor Reed, Abernathy MacGregor, New York	+ 1.212.371.5999
Sally Todd | Clare Milton, Penrose Financial, London	+ 44.20.7786.4888